EXHIBIT 5.1

Manoj Pundit Direct: 416-644-9965 E-Mail: manoj@chitizpathak.com

March 9, 2007

VIA COURIER

Micromem Technologies Inc.

777 Bay Street,
Suite 1910

Toronto, Ontario
M5G-2E4

Dear Sirs:

Re:

Registration Statement on Form S-8 of Micromem Technologies Inc.

Introduction

We have acted as Canadian counsel to Micromem Technologies Inc., an Ontario corporation (the "Corporation"), for the purpose of providing this opinion to the Corporation in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 dated on or about the date hereof with the Securities and Exchange Commission (the "Commission") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 4,600,000 common shares of the Corporation ("Optioned Shares") issuable to certain directors, officers and employees of the Corporation (the "Optionees") specifically set forth in Schedule "A" hereto pursuant to option agreements ("Option Agreements") dated on or about August 9, 2006.

Examinations, Assumptions and Qualifications

We have examined such statutes, public and corporate records of the Corporation and such documents and certificates of officers of the Corporation, public officials and others and considered such questions of law as we have considered relevant and necessary as a basis for the opinions expressed herein.  In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified, photocopies or facsimiles and the authenticity of the originals of such documents and facsimiles. The following opinions exclude any knowledge which Manoj Pundit may have in his capacity as an officer and/or former director of the Corporation.

We are qualified to practice law in the Province of Ontario and to express legal opinions only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein.  The opinions expressed below are to be construed in accordance with such laws in effect on the date hereof.  We have not made an independent examination of the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein and we do not express or imply any opinion with respect to the laws of any other jurisdiction except as expressly referred to herein.

We have examined the following:

(a)

the resolution of the directors of the Corporation dated July 6, 2006; and

(b)

Option Agreements;

(the documents above are collectively referred to herein as the "Relevant Documents").

We have also examined such documents and have considered such questions of law as we have considered relevant and necessary as a basis for the opinion hereinafter set forth. As to various questions of fact material to such opinion and which were not independently established, we have relied upon certificates of public officials and of an officer of the Corporation (the "Officers' Certificate"), dated as of the date hereof, copies of which have been delivered to you today. In such examinations, we have assumed the genuineness of all signatures, the authority of persons signing documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence and the identity and capacity of all individuals acting or purporting to act as public officials.

For the purposes of rendering the opinions expressed below, we have assumed:

(a)

the representations and warranties of the Optionees and the Corporation set forth in the Option Agreements are true and correct and accurate in all respects and that the distribution of Optioned Shares will be effected in accordance with the terms thereof;

(b)

that the distribution of the Options was effected in accordance with the terms of the Corporation's stock option plan dated May 25, 2006;

(c)

the due and valid authorization, execution and delivery of all Relevant Documents by all parties thereto other than the Corporation and that the Relevant Documents are legal, valid and binding obligations of those parties and are enforceable in accordance with their respective terms against all such parties thereto;

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(d)

all parties to the Relevant Documents other than the Corporation have fully performed their respective obligations thereunder;

(e)

all cheques, bank drafts and other methods of payment delivered in consideration for the Optioned Shares will be honoured upon presentation or  they will, as the case may be, otherwise result in the receipt by the Corporation of the funds represented by such cheques, bank drafts or other methods of payment;

(f)

the offering, sale and issue of the Options  have been effected, and the offering, sale and issue of Optioned Shares, will be effected in accordance with all applicable laws of the United States of America and of those States of the United States where the Optionees are resident or domiciled;

(g)

the representations, warranties, covenants and acknowledgements of each Subscriber set forth in the Option Agreements and in any certificate signed and delivered by it pursuant to the Option Agreements are true and correct and accurate in all respects and the Optionee is purchasing Common Shares for the subscription price set forth in the Option Agreements;

(h)

with respect to the issuance of any Optioned Shares by the Corporation, at the time of any such issuance or trade, no order will have been issued by the Ontario Securities Commission (the "Ontario Commission") or any other regulatory body having jurisdiction or any court having the effect of "cease trading" or otherwise restricting such issuance or trade;

(i)

the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials;

(j)

that no effective order, ruling or decision is issued or granted by a court or regulatory or administrative authority that has the effect of precluding or restricting the issuances or trades referred to our opinion; and

(k)

that the Options and the Optioned Shares and the terms thereof, except any statement as to the validity of the issuances of the Optioned Shares, have been accurately described in the Registration Statement are true and accurate.

We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

We are solicitors qualified to carry on the practice of law only in the Province of Ontario and our opinion herein is restricted to the laws of such province and the federal laws of Canada applicable therein.

Other than our review of the Relevant Documents and the Officer's Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Corporation. No inference of our knowledge as to such facts and circumstances should be drawn merely from our representation of the Corporation in respect of certain aspects of the offering, sale and issuance of the Optioned Shares under the Option Agreements or any other matter or transaction involving the Corporation.  We do not purport to express, and therefore no inference should be drawn merely from the rendering of our opinions set forth below as to, any opinion on the compliance of the Registration Statement with applicable laws, rules and regulations or as to its completeness or accuracy.

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The opinions expressed below as to the issuance of the Optioned Shares in the future are based upon the current laws of the Province of Ontario and federal laws of Canada applicable therein.  We can give no assurance that such prospective issuances will not be affected by future amendments to, or by additional, orders, rulings, rules, polices or interpretation notes made or issued pursuant to such laws.

Our Opinions

Based and relying upon and subject to the foregoing, we are of the opinion that the Optioned Shares, following payment of the subscription price therefor and the issuance and delivery of such shares in accordance with the terms set forth in the Option Agreements will be validly issued as fully paid and non-assessable shares of the Corporation.

Our Consent

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Chitiz Pathak LLP

Per: /s/ Manoj Pundit
Manoj Pundit
Partner

MP

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Schedule "A"

List of Optionees

Name of Optionee	Number of Options Issued to the Optionee	Purchase Price paid for each Optioned Share (U.S. $)	Date of Option Agreement
Salvatore Fuda	1,000,000	$0.80	August 9, 2006
Joseph Fuda	900,000	$0.80	August 9, 2006
Dan Amadori	400,000	$0.80	August 9, 2006
Andrew Brandt	300,000	$0.80	August 9, 2006
Oliver Nepomuceno	300,000	$0.80	August 9, 2006
David Sharpless	300,000	$0.80	August 9, 2006
Larry Blue	300,000	$0.80	August 9, 2006
Steven Van Fleet	300,000	$0.80	August 9, 2006
Cynthia Kuper	200,000	$0.80	August 9, 2006
Jason Baun	200,000	$0.80	August 9, 2006
Manoj Pundit	100,000	$0.80	August 9, 2006
Diana Fuda	150,000	$0.80	August 9, 2006
Martha McGroarty	75,000	$0.80	August 9, 2006
Nina George	75,000	$0.80	August 9, 2006
TOTAL	4,600,000

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MICROMEM TECHNOLOGIES INC.

OFFICER'S CERTIFICATE

TO: CHITIZ PATHAK LLP
         BARRISTERS & SOLICITORS

Reference is made to the option agreements (the "Option Agreements") between Micromem Technologies Inc. (the "Company") and the directors, officers and employees of the Company (the "Optionees") described in Schedule "A" hereto. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Option Agreements.

The undersigned, Joseph Fuda, Chief Executive Officer of the Company, and Dan Amadori, Chief Financial Officer of the Company, hereby represents, warrants and certifies as follows:

1.     The resolutions of the board of directors of the Company dated as of July 6,2006 (the "Resolutions"), a copy of which is attached as Schedule "B" hereto, authorizing the grants of the Options to the Optionees were duly passed and are all currently in full force and effect as at the date hereof, unamended.

2.     The execution and delivery of the Option Agreements and the certificates representing the Optioned Shares and the performance of the transactions contemplated thereby, do not and will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of and do not and will not conflict with any of the terms, conditions or provisions of the articles or by-laws of the Company or any material agreement to which the Company is a party or by which it is bound.

3.     As of the date hereof neither the Company nor any of its subsidiaries has:

(a) committed an act of bankruptcy, or proposed a compromise or arrangement to its creditors generally;

(b) had any petition for a receiving order in bankruptcy filed against it;

(c) made a voluntary assignment in bankruptcy; or

(d) taken any proceeding to have itself declared bankrupt;

4.     no proceedings have been taken by the Company for the liquidation, dissolution, winding up, insolvency, bankruptcy, amalgamation, arrangement, reorganization or continuation of the Company (or any of its subsidiaries), no such proceedings are contemplated by the Company and the Company has no knowledge of any such proceedings having been commenced or being contemplated in respect of the Company (or any of its subsidiaries) by any other party;

5.     neither the Company nor any of its subsidiaries has received notice of any proceedings to cancel its certificate of incorporation, amalgamation or continuance, as applicable, or otherwise to terminate its existence;

6.     the Company had received in cash or in non-cash consideration the full consideration for the issuance of all of the issued and outstanding securities of the Company as at the date hereof. The board of directors of the Company expressly determined at the time of the issuances of any shares of the Company for non-cash consideration that the value of the non-cash consideration was not less than the fair equivalent value of the cash that the Company would have received had such shares been issued for cash consideration, such that such shares were fully paid for at the time of such issuances, and all shares issued for cash consideration were fully paid for at the time of such issuances;

7.     no order prohibiting the sale of any securities, or the trading of any of the Company's issued securities has been issued and no such proceedings for such purpose are pending or, to the undersigned's knowledge, threatened;

8.     the Company is not a party to, and it is not aware of any collateral agreements or arrangements relating to the Option Agreements; and,

9.     the offering, sale and issue of the Options have been effected, and the offering, sale and issue of the Optioned Shares will be effected, without the preparation, filing, use or delivery of an "offering memorandum" which is defined as "a document, together with any amendments to that document, purporting to describe the business and affairs of an issuer that has been prepared primarily for delivery to and review by a prospective purchaser so as to assist the prospective purchaser to make an investment decision in respect of securities being sold in a distribution to which section 53 of the Securities Act (Ontario) would apply but for the availability of one or more of the exemptions contained in Ontario securities law, but does not include a document setting out current information about an issuer for the benefit of a prospective purchaser familiar with the issuer through prior investment or business contacts".

The foregoing representations and warranties are made to the best of the knowledge, information and belief of the undersigned after having made due inquiry. The undersigned acknowledge that you will rely on the statements set forth above in providing certain legal opinions to Micrornern Technologies Inc.

Dated this 9th day of March, 2007.

/s/ Joseph Fuda
Name: Joseph Fuda
Title: Chief Executive Officer

/s/ Dan Amadori
Name: Dan Amadori
Title: Chief Financial Officer

Schedule "A"

List of Optionees

	Number of Options	Purchase Price paid
Name of Optionee	Issued to the	for each Optioned	Date of Option
	Optionee	Share (U.S.$)	Agreement

Salvatore Fuda	1,000,000	$0,80	August 9, 2006
Joseph Fuda	900,000	$0.80	August 9, 2006
Dan Amadori	400,000	$0.80	August 9, 2006
Andrew Brandt	300,000	$0.80	August 9, 2006
Oliver Nepomuceno	300,000	$0.80	August 9, 2006
David Sharpless	300,000	$0.80	August 9, 2006
Larry Blue	300,000	$0.80	August 9, 2006
Steven Van Fleet	300,000	$0.80	August 9, 2006
Cynthia Kuper	200,000	$0.80	August 9, 2006
Jason Baun	200,000	$0.80	August 9, 2006
Manoj Pundit	100,000	$0.80	August 9, 2006
Diana Fuda	150,000	$0.80	August 9, 2006
Martha McGroarty	75,000	$0.80	August 9, 2006
Nina George	75,000	$0.80	August 9, 2006
TOTAL	4,600,000

Schedule "B"

Directors Resolutions

RESOLUTIONS OF THE DIRECTORS

OF

MICROMEM TECHNOLOGIES INC.

GRANT OF STOCK OPTIONS UNDER STOCK OPTION PLAN

BE IT RESOLVED THAT:

1.     the granting to the individuals set out below (the "Grantees"), of options (the "Options") pursuant to the Corporation's Stock Option Plans as listed below to purchase 4.6 million common shares of the Corporation at an exercise price of US$0.80 per share and on such other terms and conditions as any one director or officer may approve consistent with the Corporation's Stock Option Plan ("Stock Option Plan"), such approval being conclusively evidenced by the execution and delivery by such director or officer on behalf of the Corporation of an Option Agreement (as hereinafter defined) with each Grantee, be and the same are hereby approved:

Name of Grantee	Number of Options Granted	Stock Option Plan

Salvatore Fuda	1,000,000	July 6, 2011
Joseph Fuda	900,000	July 6, 2011
Dan Amadori	400,000	July 6, 2011
Andrew Brandt	300,000	July 6, 2011
Oliver Nepomuceno	300,000	July 6, 2011
David Sharpless	300,000	July 6, 2011
Larry Blue	300,000	July 6, 2011
Steven Van Fleet	300,000	July 6, 2011
Cynthia Kuper	200,000	July 6, 2011
Jason Baun	200,000	July 6, 2011
Manoj Pundit	100,000	July 6, 2011
Diana Fuda	150,000	July 6, 2011
Martha McGroarty	75,000	July 6, 2011
Nina George	75,000	July 6, 2011
TOTAL	4,600,000

2.     the Options shall be exercisable in whole or in part at any time and from time to time prior to such time as provided in the Grantees' Option Agreement (as defined herein) and subject to such vesting provisions as also provided therein;

3.     any one director or officer of the Corporation be and he is hereby authorized and directed to execute under the corporate seal of the Corporation or otherwise and to deliver to each Grantee and option agreement (the "Option Agreement") on such terms and conditions as he may determine, but in each case consistent with the terms of the Stock Option Plan and this resolution, such determination to be conclusively evidenced thereby;

4.     the directors of the Corporation hereby fix the exercise price per share of US$0.80 as the consideration for the issuance of the common shares issued pursuant to the exercise of each Option;

5.     upon the exercise of the Options or any part thereof by the Grantees, at any time or from time in accordance with the Stock Option Plan, the common shares in respect of which the Options are exercised shall be issued as fully paid and non-assessable and the transfer agent and registrar of the Corporation is hereby authorized and directed to issue, countersign and register a certificate or certificates representing such common shares to be issued in the names of such Grantees;

6.     any of the Chairman or President officer of the Corporation be and he is hereby authorized and directed to execute, whether under the corporate seal of the Corporation or otherwise, and to deliver all documents or instruments in writing and to do all other such acts and things as the may determine necessary or desirable to carry out the terms of this resolution, such determination to be conclusively evidenced thereby; and

7.     these resolutions may be executed in separate counterparts each of which may be a fax or photocopy of any original executed counterpart but together such counterparts shall form one and the same instrument.

        The undersigned, being all of the directors of the Corporation, hereby sign the foregoing resolutions pursuant to the Business Corporations Act (Ontario).

Dated at Toronto this 6th day of July, 2006.

/s/ Joseph Fuda	/s/ Salvatore Fuda
Joseph Fuda	Salvatore Fuda

/s/ Andrew Brandt	/s/ Oliver Nepomuceno
Andrew Brandt	Oliver Nepomuceno

/s/ David Sharpless	/s/ Larry Blue
David Sharpless	Larry Blue

/s/ Steven Van Fleet
Steven Van Fleet